Exhibit 4.93

Changshu Wanguo Yunfeng Data Science & Technology

Co., Ltd.

and

Changshu Yuntu Huichuang Data Technology Co., Ltd.

Exclusive Technology and Consulting Services

Agreement

Date: September 30, 2025

Exclusive Technology and Consulting Services Agreement

This Exclusive Technology and Consulting Services Agreement (“this Agreement”) is entered into on September 30, 2025 in Shanghai, by and between:

(1)	Changshu Wanguo Yunfeng Data Science & Technology Co., Ltd. (hereinafter referred to as the “Party A”)

Registered Address: Room 202, Building C3, No. 8 Wangwan North Road, Changshu Economic and Technological Development Zone

Legal Representative: Wang Haiming; and

(2)	Changshu Yuntu Huichuang Data Technology Co., Ltd. (hereinafter referred to as the “Party B”)

Registered Address: Room 202, Building C3, No. 8 Wangwan North Road, Changshu Economic and Technological Development Zone, Changshu City, Suzhou City, Jiangsu Province

Legal Representative: Zhang Kejing

Each of the Parties shall hereinafter be referred to individually as a “Party” and collectively as the “Parties.”

Whereas:

1.	Party A possesses the necessary resources to provide technology and consulting services;
2.

Party B has been lawfully approved by the relevant Chinese governmental authorities to engage in the business activities specified in its business license. All business activities operated and developed by Party B at present and at any time during the term of this Agreement are hereinafter collectively referred to as the “Core Business”;

3.

Party A agrees to utilize its technological, personnel, and information advantages to provide exclusive technical support, consulting, and other services related to the Core Business to Party B during the term of this Agreement, and Party B agrees to accept such exclusive services provided by Party A or its designee(s) in accordance with the terms and conditions of this Agreement.

Now, therefore, the Parties reach an agreement as follows through amicable negotiation:

Article 1 Services Provided by Party A

1.1

Subject to the terms and conditions of this Agreement, Party B hereby appoints Party A as its exclusive service provider during the term of this Agreement to provide comprehensive business support, technical services, and consulting services to Party B, the specific content of which includes all services as determined by Party A from time to time within the scope of the Core Business, including but not limited to the following:

(1)	Licensing Party B to use any software and databases for which Party A has lawful rights;
(2)	Developing, maintaining, and updating relevant application software required for Party B's business;
(3)	Designing, installing, and performing daily management, maintenance, and updates of computer network systems, hardware equipment, and databases;
(4)	Providing technical guidance and professional training to Party B's relevant personnel;
(5)	Providing consultation regarding, and collection, investigation, research, and analysis of, relevant technical and market information for Party B;
(6)	Providing enterprise operations consulting to Party B;
(7)	Providing market research and planning services, market development services, and marketing consulting services to Party B;
(8)	Providing customer order management and customer service for Party B;
(9)	Leasing equipment or assets to Party B; and
(10)	Other related services that may be provided from time to time upon Party B's request, subject to the permissibility under Chinese law.
1.2

Party B agrees to accept the consultation and services provided by Party A. Party B further agrees that, unless with the prior written consent of Party A, during the term of this Agreement, with respect to the services or other matters stipulated herein, Party B shall not, directly or indirectly, obtain from any third party any services identical or similar to those under this Agreement, and shall not cooperate with any third party on matters described in this Agreement.

1.3	Manner of Service Provision
(1)

The Parties agree that during the term of this Agreement, as circumstances may require and upon Party A's request, Party B shall further enter into additional technical service agreements and consulting service agreements, the form and content of which are satisfactory to Party A, to specify the detailed content, methods, personnel, and fees for specific technical services and consulting services.

(2)

The Parties agree that during the term of this Agreement, as circumstances may require and upon Party A's request, Party B shall enter into intellectual property rights (including but not limited to software, trademarks, patents, technical secrets) license agreements with Party A during the term of this Agreement, the form and content of which are satisfactory to Party A. Such agreements shall permit Party B to use Party A's relevant intellectual property rights as needed for Party B's business operations at any time.

Article 2 Calculation and Payment of Service Fees

2.1

In consideration for the services provided by Party A to Party B, Party B shall pay service fees to Party A, the specific amount of which shall be determined by the Parties based on the following factors:

(1)	The complexity and difficulty of the services;
(2)	The positions of Party A's employees and the time required to provide the services;
(3)	The specific content and commercial value of the services;
(4)	The market reference prices for services of the same type;
(5)	The operational situation of Party B.
2.2

If Party A transfers technology to Party B, or undertakes software or other technology development commissioned by Party B, or leases equipment or assets to Party B, then the technology transfer fee, commissioned development fee, or rental fee shall be determined by the Parties based on the actual circumstances.

2.3

For the services provided by Party A under this Agreement, Party B shall pay the service fees to Party A on an annual basis (or at other times as separately agreed by the Parties). Party A may separately issue a confirmation letter and/or invoice to Party B, indicating the amount of service fees payable for each service period. The specific service fees may also be stipulated in relevant contracts separately entered into by the Parties.

Article 3 Intellectual Property Rights and Confidentiality

3.1	Party A shall exclusively own all rights, title, interest, and intellectual property rights arising from or created in the performance of this Agreement, including but not limited to copyrights, patents, patent applications, trademarks, software, technical secrets, business secrets, and others, whether developed by Party A or Party B. Party B shall execute all appropriate documents, take all appropriate actions, submit all documents and applications, provide all appropriate assistance, and perform all other acts deemed necessary at Party A's sole discretion to vest any ownership, rights, and interests in such intellectual property rights in Party A, and to perfect the protection of Party A's intellectual property rights.

3.2

The Parties acknowledge that the existence of this Agreement, the content of this Agreement, and any oral or written materials exchanged between them in preparation for or performance of this Agreement shall be deemed Confidential Information. Each Party shall keep all such Confidential Information confidential, and shall not disclose any Confidential Information to any third party without the prior written consent of the other Party, except for the following information: (a) any information known or to be known by the public (provided it is not disclosed to the public by the Party receiving the Confidential Information without authorization); (b) any information required to be disclosed by applicable laws and regulations, stock exchange rules, or orders of governmental authorities or courts; and (c) any information disclosed by either Party to its shareholders, directors, employees, legal or financial advisors in connection with the transaction described in this Agreement, provided that such shareholders, directors, employees, legal or financial advisors are also bound by confidentiality obligations similar to those under this clause. Any disclosure by a Party's shareholders, directors, employees, or hired institutions shall be deemed a disclosure by that Party, who shall be liable for breach of contract in accordance with this Agreement.

Article 4 Representations and Warranties

4.1Party A represents and warrants as follows:

(1)

Party A is a limited liability company duly organized and validly existing under the laws of China; Party A or its designated service provider(s) will obtain all government permits and licenses required to provide any services under this Agreement before providing such services.

(2)

Party A has taken all necessary corporate actions, obtained necessary authorizations, and secured the consent and approval (if required) of third parties and governmental authorities to execute, deliver, and perform this Agreement; the execution, delivery, and performance of this Agreement by Party A do not violate any explicit provisions of laws and regulations.

(3)	This Agreement constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms.

4.2	Party B represents, warrants, and undertakes as follows:
(1)	Party B is a company duly organized and validly existing under the laws of China, and Party B has timely obtained all permits and licenses necessary to engage in the Core Business.
(2)

Party B has taken all necessary corporate actions, obtained necessary authorizations, and secured the consent and approval (if required) of third parties and governmental authorities to execute, deliver, and perform this Agreement; the execution, delivery, and performance of this Agreement by Party B do not violate any explicit provisions of laws and regulations.

(3)	This Agreement constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms.

Article 5 Term of Agreement

5.1

This Agreement shall be executed by the Parties on the date indicated at the beginning hereof and shall take effect from such date. This Agreement shall remain in full force and effect unless explicitly stipulated herein or terminated by Party A in writing.

5.2

If during the term of this Agreement, the business term of either Party expires, that Party shall promptly renew its business term to ensure the continued validity and performance of this Agreement. If the application for renewal of the business term of either Party is not approved or agreed upon by any competent authority, this Agreement shall terminate upon the expiration of that Party's business term.

5.3	Upon the termination of this Agreement, the rights and obligations of the Parties under Articles 3, 6, 7, and this Article 5.3 shall continue to be effective.

Article 6 Governing Law and Dispute Resolution

6.1	The execution, effectiveness, interpretation, performance, amendment, and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.
6.2

The Parties shall settle any disputes arising from or in connection with this Agreement through amicable negotiation. If the disputes cannot be solved by negotiations within thirty (30) days, they should be submitted to Shanghai International Arbitration Center for arbitration in accordance with its arbitration rules in Shanghai. The award of the arbitration shall be final and binding on the Parties.

Article 7 Liability for Breach and Indemnification

7.1

If Party B materially breaches any provision under this Agreement, Party A shall have the right to terminate this Agreement and claim damages from Party B; Article 7.1 shall not prejudice any other rights of Party A under this Agreement.

7.2	Unless otherwise provided by law, Party B shall have no right to terminate or rescind this Agreement under any circumstances.
7.3

Party B shall indemnify and hold harmless Party A from and against any loss, damage, liability, or expense incurred as a result of any lawsuit, claim, or other demand brought against Party A arising from or in connection with the consultation and services provided by Party A upon Party B's request, unless such loss, damage, liability, or expense is caused by the gross negligence or willful misconduct of Party A.

Article 8 Force Majeure

8.1

If the performance of this Agreement by either Party is directly prevented, hindered, or delayed in whole or in part due to a force majeure event, including but not limited to earthquake, typhoon, flood, fire, epidemic or pandemic, war, strike, and other events beyond the reasonable control of the affected Party that are unforeseeable and unavoidable (hereinafter referred to as “Force Majeure”), the Party affected by such Force Majeure shall not be held liable for such non-performance or partial performance. However, the affected Party shall promptly notify the other Party in writing without delay and provide the other Party with details of the Force Majeure event and an explanation for its inability to perform, partially perform, or delay performance within fifteen (15) days after issuing such written notice.

8.2

If the Party claiming Force Majeure fails to notify the other Party and provide appropriate proof in accordance with the above provisions, it shall not be exempt from liability for its failure to perform its obligations under this Agreement. The Party affected by Force Majeure shall make reasonable efforts to mitigate the consequences of such Force Majeure and shall resume performance of all relevant obligations as soon as possible after the Force Majeure ceases. If the Party affected by Force Majeure fails to resume performance of the relevant obligations after the reason for temporary exemption from performance due to Force Majeure ceases to exist, that Party shall be liable to the other Party for such failure.

8.3

Upon the occurrence of Force Majeure, the Parties shall immediately consult with each other to seek a fair solution and shall make all reasonable efforts to mitigate the consequences of such Force Majeure.

Article 9 Notices

9.1

All notices or other correspondences among the Parties in connection with the performance of the rights and obligations under this Agreement shall be in writing and be delivered in person, by registered mail, postage prepaid mail, recognized express mail to the Party concerned.

9.2

If any of such notices or other correspondences is transmitted by facsimile or telex, it shall be treated as delivered immediately upon transmission; if delivered in person, it shall be treated as delivered at the time of delivery; if posted by mail, it shall be deemed delivered five (5) days after dispatch.

Article 10 Assignment

10.1	Party B shall not assign its rights and obligations under this Agreement to any third party without the prior written consent of Party A.
10.2	Party B agrees that Party A may assign its rights and obligations under this Agreement to any third party by providing prior written notice to Party B, without requiring Party B's consent.

Article 11 Severability

If any provision or provisions of this Agreement are held to be invalid, illegal, or unenforceable in any respect under any law or regulation, the validity, legality, and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. The Parties shall strive in good faith negotiations to replace the invalid, illegal, or unenforceable provisions with valid provisions that are permissible by law and to the maximum extent expected by the Parties, and the economic effect of such valid provisions shall be as similar as possible to the economic effect of the invalid, illegal, or unenforceable provisions.

Article 12 Amendment and Supplement

Any amendment and supplement to this Agreement shall be made in writing. The amendment agreements and supplementary agreements related to this Agreement executed by the Parties shall constitute an integral part of this Agreement and shall have the same legal effect as this Agreement.

Article 13 Language and Copies

This Agreement is written in Chinese in two (2) counterparts, with each Party holding one (1) counterpart, each of which shall have the same legal effect.

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Signature page

In witness whereof, this Exclusive Technology and Consulting Services Agreement is entered into by the following Parties on the date and at the place first above written.

Changshu Wanguo Yunfeng Data Science & Technology Co., Ltd.

(Seal)

Signature:

Name:
Title:

Changshu Yuntu Huichuang Data Technology Co., Ltd.

(Seal)

Signature:

Name:
Title:

Signature page to Exclusive Technology and Consulting Services Agreement